Exhibit 99.1

Jones Soda Co. Reports Fiscal 2011 First Quarter Results

Revenue Growth Driven by Core Products

SEATTLE--(BUSINESS WIRE)--May 12, 2011--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the first quarter ended March 31, 2011. The Company reported revenue of $4.1 million for first quarter, an increase of $194,000, or 5%, over the same quarter of the prior year, which contributed to an increase in gross profit of 24%, to $1.0 million. Net loss for the quarter was $1.7 million, or ($0.05) per share, a 22% improvement from the first quarter 2010 net loss of $2.1 million, or ($0.08) per share.

William Meissner, President & Chief Executive Officer, stated, “We continued to deliver solid year-over-year improvement, highlighted by our first quarter of revenue growth in more than two years. We believe that we are successfully executing our strategy of expanding our core product lines, as evidenced by a 13% increase in case sales through our DSD channel of Jones Soda glass and WhoopAss Energy Drink compared to a year ago.”

First Quarter Highlights — Comparison of Quarters ended March 31, 2011 and March 31, 2010

  Revenue increased 5% to $4.1 million, compared to $3.9 million in the first quarter of 2010.
  Gross profit increased 24% to $1.0 million, compared to $808,000 in the corresponding period a year ago. Gross profit margin increased 3.7% to 24.5%.
  Operating expenses decreased 5% to $2.8 million compared to $2.9 million in the prior year.
  Net loss improved 22% to $1.7 million, or ($0.05) per share, from the first quarter of 2010 net loss of $2.1 million, or ($0.08) per share.
  Cash used in operations was $2.1 million versus cash used in operations of $2.5 million during the first quarter of 2010. Cash as of March 31, 2011 increased $136,000 as a result of completing the final draw down under the now-terminated equity line credit arrangement for net proceeds of approximately $2.2 million.
  Inventories were $2.5 million as of March 31, 2011, down $1.3 million compared to inventories of $3.8 million as of March 31, 2010, due to our transition out of underperforming product lines.

“Our decision to exit underperforming categories contributed to the improvement in our gross profitability and bottom line,” continued Mr. Meissner. “We are pleased with our start to the year and believe we have the right plan in place and the financial flexibility to continue our positive momentum.”

Conference Call

The Company will discuss its results for the quarter ended March 31, 2011 and its business outlook on its scheduled conference call today, May 12, 2011 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Investor section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (719) 325-2122 (confirmation code: 1897213). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 1897213) through May 19, 2011, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and Whoopass Energy Drink® brands and sells through its distribution network, which it refers to as its direct store delivery (DSD) channel, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the continuing effectiveness of Jones Soda's turnaround strategy and cost-containment measures and Jones Soda's prospects for long-term growth. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to successfully execute on its 2011 operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 21, 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,

	2011	2010

Revenue	$4,087	$3,893
Cost of goods sold	3,087	3,085

Gross profit	1,000	808
Gross profit %	24.5%	20.8%
Licensing revenue	5	10
Operating expenses:
Promotion and selling	1,280	1,224
General and administrative	1,480	1,684

	2,760	2,908

Loss from operations	(1,755)	(2,090)
Other income (expense), net	72	(4)

Loss before income tax	(1,683)	(2,094)
Income tax benefit (expense), net	13	(38)

Net loss	$(1,670)	$(2,132)

Net loss per share, basic and diluted	$(0.05)	$(0.08)
Weighted average basic and diluted common shares outstanding	31,453,016	26,427,972

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$5,584	$5,448
Accounts receivable	2,425	2,220
Taxes receivable	5	480
Inventory, net	2,538	2,279
Prepaid expenses and other current assets	483	305

Total current assets	11,035	10,732
Fixed assets	411	296
Other assets	423	435

Total assets	$11,869	$11,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$757	$853
Accrued expenses	1,386	1,592
Taxes payable	18	146
Capital lease obligations, current portion	21	—

Total current liabilities	2,182	2,591
Capital lease obligations	100	—
Long-term liabilities — other	2	2

Shareholders’ equity
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 31,990,297 and 30,418,301
shares, respectively	50,088	47,917
Additional paid-in capital	6,745	6,570
Accumulated other comprehensive income	489	450
Accumulated deficit	(47,737)	(46,067)

Total shareholders’ equity	9,585	8,870

Total liabilities and shareholders’ equity	$11,869	$11,463

CONTACT:
Jones Soda Co.
Michael R. O’Brien, 206-624-3357
mobrien@jonessoda.com